To: China Energy Recovery Inc.

This is to confirm that it is my present intention to provide financial support for the continuing operations of China Energy Recovery Inc. so as to enable it to meet its liabilities as they fall due and carry on its business without a significant curtailment of operations in the twelve months from December 31, 2011.

By: /s/ Mr. Qinghuan Wu

March 23, 2012